Exhibit 10.8

EMPLOYMENT AGREEMENT

This Agreement is made on the 17th day of December, 2018, between Latham Pool Products, Inc. (“Company”) and Scott Rajeski (“Employee”). This Agreement shall be effective upon the closing of the transaction contemplated by the Purchase Agreement (as defined below) (the “Effective Date”). As used in this Agreement, “Company” includes Latham Pool Products, Inc., its predecessors, successors, and assigns.

WITNESSETH

WHEREAS, reference is hereby made to that certain Stock Purchase Agreement, dated as of November 7, 2018, (the “Purchase Agreement”), made by and among Company, Latham Investment Holdings, L.P., a Delaware limited partnership, LPP Holdings Inc., a Delaware corporation, the holders of common stock of Holdings listed on Exhibit I thereto under the heading “Stockholders”, the holders of Options (as defined therein) listed on Exhibit I thereto under the heading “Optionholders”, and certain other parties thereto;

WHEREAS, Company desires to continue to employ Employee upon the terms and conditions hereinafter stated,

WHEREAS, Employee wishes to remain employed by Company upon the terms and conditions contained in this Agreement, and

WHEREAS, if the transactions contemplated by the Purchase Agreement are not consummated, this Agreement shall be void ab initio; and

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and intending to be legally bound thereby, Company and Employee agree as follows:

1.	Employment. Company shall employ Employee, and Employee hereby accepts employment by Company, for the period and upon the terms and conditions contained in this Agreement.

2.	Term. This Agreement will take effect on the Effective Date and shall continue until the fifth anniversary of such date, unless sooner terminated as hereinafter provided (“Term”). Expiration of this Agreement at the end of the Term will not constitute a termination of employment for purposes of paragraphs 10, 11 or 13 of this Agreement.

3.	Titles and Duties. During the Term, Employee shall serve as Company’s Chief Executive Officer and shall use Employee’s skills and render services to the best of Employee’s abilities in contributing to the operations and success of the Company, all in accordance with the directives of the Company’s Board of Directors (the “Board”), to whom Employee will report.

4.	Policies. Except as provided herein, Employee shall be covered by and agrees to comply with all Company policies and procedures on the same terms as are applicable to other full-time executive employees of Company, and as may be amended from time to time.

5.	Extent of Services.

a.	Employee shall devote substantially all of Employee’s business time, skills, and attention to the performance of Employee’s duties hereunder and use Employee’s best efforts in such endeavors.

b.	Employee shall not engage in any business activity that conflicts with Employee’s duties hereunder or with the interests of the Company, regardless of whether such activity is pursued for gain or profit, although Employee may manage Employee’s passive personal investments. Subject to paragraph 5.c. below, Employee also may participate in reasonable and customary professional, educational, welfare, social, and civic activities (e.g., Employee’s volunteer activities with chambers of commerce), as long as they do not adversely impact the performance of Employee’s duties hereunder or otherwise conflict with the interests of the Company.

c.	Employee shall not participate in any expert networks or serve on any for-profit boards without the prior approval of the Board.

d.	During the Term, Employee shall be entitled to serve as a member of the Board.

6.	Compensation.

a.	Base Compensation. For all services rendered under this Agreement, Company shall pay Employee an initial base salary of $400,000 per year (“Base Compensation”), subject to applicable withholdings and deductions, and payable in regular installments in accordance with Company’s generally applicable payroll practices. During the Term of this Agreement, the Board may, in its sole discretion, increase, but not decrease, Employee’s Base Compensation, except for across the board reductions affecting all or substantially all executives of the Company.

b.	Bonuses. During the Term, Employee is entitled to participate in the Management Incentive Bonus (MIB) program, as in effect and established from time to time by the Board.

7.	Benefits.

a.	Health and Welfare Benefits. Except as otherwise provided for in this Agreement, Employee shall be eligible to participate in all Company employee benefits policies and plans in effect from time to time, on the same terms and conditions applicable to other full-time executive employees of Company, and in accordance with the terms of those policies and plans. Nothing in this Agreement shall restrict Company from adding, discontinuing, amending or modifying any policies or benefit plans, provided such changes do not conflict with the terms of this Agreement.

b.	Paid Time Off. Employee will be eligible for a maximum of four weeks of paid vacation for each twelve-month period worked, provided that in no event may a vacation be taken at a time when to do so could, in the reasonable judgment of the Board, adversely affect the business of the Company.

c.	Professional Expenses. Company will reimburse Employee for reasonable expenses (including, but not limited to, reasonable business-related travel and entertaining) incurred by Employee in connection with the performance of Employee’s duties under this Agreement, subject to Company’s policies and, to the extent applicable, the Board’s approved annual budget.

d.	Automobile Allowance. Employee will receive a monthly automobile allowance of $1,250 for Employee to drive the automobile of Employee’s choice. This allowance is taxable and subject to applicable withholdings and deductions.

8.	Performance Review. The Board may review Employee’s performance annually in accordance with the applicable performance evaluation process.

9.	Confidentiality. In the course of performing Employee’s duties and responsibilities as a Company employee, Employee has had and will have access to and be entrusted with detailed confidential and proprietary information and trade secrets (“Confidential Information’’), the disclosure of any of which or the use of same by Employee would be highly detrimental to Company’s interests. By way of illustration, Confidential Information may include information or material which has not been made generally available to the public, such as: (a) corporate information, including plans, strategies, methods, policies, resolutions, negotiations or litigation; (b) marketing information, including strategies, methods, customer identities or other information about customers, prospect identities or other information about prospects, or market analyses or projections; (c) financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings, purchasing and sales data and price lists; and (d) operational and technological information, including plans, specifications, manuals, forms, templates, software, designs, methods, procedures, formulas, discoveries, inventions, improvements, concepts and ideas; and (e) personnel information, including personnel lists, reporting or organizational structure, resumes, personnel data, performance evaluations and termination arrangements or documents. Confidential Information also includes information received in confidence by the Company from its respective customers or suppliers or other third parties. Unless otherwise agreed in writing by Employee and Company, Employee hereby agrees that during and after the termination of Employee’s employment with Company, Employee will not, directly or indirectly, disclose to any person outside of Company or in any way make use of (other than for Company’s benefit), in any manner, any of Company’s Confidential Information or other proprietary information or trade secrets or otherwise infringe upon Company’s proprietary rights unless such disclosure is made by Employee in furtherance of Company’s interests and Employee’s responsibilities under this Agreement.

Notwithstanding the foregoing, Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of Confidential Information or other proprietary information or trade secrets that (a) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If Employee files a lawsuit for retaliation by Company for reporting a suspected violation of law, Employee may disclose the Confidential Information or other proprietary information or trade secrets to Employee’s attorney and use such in the court proceeding, if Employee (a) files any document containing Confidential Information or other proprietary information or trade secrets under seal; and (b) does not disclose the Confidential Information or other proprietary information or trade secrets, except pursuant to court order. In the event of any such disclosure by Employee, Employee shall notify the Company and provide a copy of such disclosure.

For purposes of this Section 9, all references to the Company shall include all of its affiliates.

10.	Termination by Company.

a.	Termination for Cause. Company may immediately terminate Employee’s employment hereunder for “Cause”. For purposes of this Agreement, “Cause” includes, but is not limited to: (a) Employee’s breach of this Agreement or Company policy; (b) Employee’s material failure or refusal to perform Employee’s duties as a Company employee (including, without limitation, Employee’s material failure to follow the lawful direction of the Board or to be regularly and continuously present and active in Employee’s position as Director) or Employee’s gross negligence, willful misconduct, chronic absenteeism, or habitual neglect in the performance of such duties; (c) Employee’s conviction or entry of a nolo contender plea to a felony, a crime of moral turpitude, dishonesty, breach of trust or unethical business conduct, or any other crime which materially affects Company’s or any of its affiliate’s business; (d) Employee’s indictment for a crime (other than a minor traffic violation or misdemeanor) or any offense involving moral turpitude, when the Board in its reasonable discretion determines that Employee can no longer satisfactorily perform the duties of Employee’s job or that Employee’s continuing service would materially have an adverse effect on the business interests or reputation of Company or any of its affiliates; (e) Employee’s commission of any act of fraud, embezzlement, misappropriation, dishonesty, theft, or insubordination; (f) Employee’s illegal use of drugs in the workplace; and (g) Employee’s failure to honor Employee’s fiduciary duties to Company, including the duty to act in the best interests of Company. Cause will not be deemed to exist under (a), (b) and (g) of this paragraph unless and until Company provides Employee written notice of the reason and a 30-day opportunity to cure and Employee fails to cure.

b.	Termination Without Cause. If, during the Term, Company terminates Employee’s employment for any reason other than Cause, Employee’s disability, or following Employee’s notice of resignation, then such termination shall be deemed “without Cause.”

11.	Termination by Employee.

a.	Termination by Employee for Good Reason. Employee may terminate Employee’s employment hereunder for “Good Reason”. Resignation by Employee shall be for “Good Reason” where, unless otherwise consented to in writing by Employee, Company causes:

(i)	a material diminution in Employee’s authority, duties or responsibilities; or

(ii)	a material decrease in Employee’s Base Compensation, except for across the board reductions affecting all or substantially all executives of the Company; or

(iii)	the relocation by the Company of the Employee’s principal place of business for the performance of his duties to a location that is more than fifty (50) mile radius from its current location.

Employee will not be deemed to have experienced a material diminution in authority, duties or responsibilities where the sole change is the Company becoming a subsidiary of another entity.

Notwithstanding the foregoing, Good Reason will not exist unless: (i) Employee provides Company written notice of the existence of Good Reason within ninety (90) days of its initial existence; (ii) Company has a thirty (30) day opportunity to remedy the Good Reason condition and does not so remedy the condition; and (iii) Employee separates from service within thirty (30) days after the cure period described in clause (ii).

b.	Termination by Employee With Written Notice. Employee may terminate Employee’s employment hereunder by notifying Company of Employee’s resignation no less than sixty (60) days prior to the effective date of the resignation (“Adequate Notice”). Company may, at its option, terminate Employee’s employment at any time during such notice period and such termination will not be considered a termination without Cause.

12.	Death or Disability. If, during the Term, Employee becomes disabled such that he is not able to effectively discharge Employee’s duties under this Agreement, with or without reasonable accommodation, for six (6) months in any twelve (12) month period, this Agreement shall terminate and Employee’s employment hereunder will terminate as of the end of the calendar month in which Company, in its sole and exclusive discretion, makes this determination. If the Employee dies the Employee’s heirs, beneficiaries, successors, or assigns shall not be entitled to any of the compensation or benefits to which Employee is entitled under this Agreement, except: (a) to the extent specifically provided in this Employment Agreement (b) to the extent required by law; or (c) to the extent that such benefit plans or policies under which Employee is covered provide a benefit to the Employee’s heirs, beneficiaries, successors, or assigns.

13.	Consequences of Separation From Service.

a.	If, during the Term, Employee’s employment is terminated by the Company without Cause pursuant to Paragraph l0.b. or Employee resigns for Good Reason (as defined in Paragraph 11.a), Company will pay Employee (i) any earned but unpaid Base Compensation through the last day of employment; (ii) for any accrued but unused vacation days; ; (iii) for continuation of health coverage through COBRA at a pro-rata cost share determined at the time of separation from service; (iv) any other vested benefits to which Employee is entitled, in accordance with the terms of the applicable plans; (v) a pro rata share of any annual performance bonus to which Employee is entitled (determined after the end of the performance period, based on achievement of the established goals), and (vi) the lesser of: (A) twelve (12) months of Employee’s annual Base Compensation, or (B) Employee’s annual Base Compensation for the remainder of the Term. Notwithstanding the foregoing, if the severance payment and any other benefits payable under this Agreement, either apart from or together with other payments to Employee from Company or its affiliates, would constitute a “parachute payment” (as defined in Section 280G of the Internal Revenue Code), such severance payment shall be reduced to the largest amount as will result in no portion of the severance payment under this paragraph being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code.

b.	If, during the Term of this Agreement, Employee’s employment hereunder is terminated for Cause (as defined herein), due to Employee’s disability or death or Employee terminates Employee’s employment other than for Good Reason (as defined herein), Company will pay Employee (or in the case of death, the Employee’s heirs or personal representatives): (i) any earned and unpaid Base Compensation through the last day of employment; (ii) any paid time off to which Employee is entitled under Company policy; and (iii) any other vested benefits to which Employee is entitled, in accordance with the terms of the applicable plans. Company shall have no obligation to make any further payments (salary, incentive compensation or otherwise) or provide any further benefits to Employee except as otherwise provided for herein or under the applicable terms of such benefit plans.

c.	If Employee resigns without Adequate Notice and Company terminates Employee’s employment during the notice period such termination will not be considered a termination without Cause and Company will be under no obligation to continue to pay Employee Employee’s Base Compensation or pay for Employee’s continued participation in Company group health plans.

d.	The foregoing payments are subject to applicable withholdings and deductions, and in accordance with Company’s generally applicable payroll practices. Payment of the benefits provided for in paragraph 13(a)(v) and (vi) (to the extent not vested by statute or the terms thereof on the business day prior to the Employee’s separation from service date) are contingent upon Employee’s execution of a separation agreement and general release of any and all claims against Company, in a form acceptable to Company, within sixty (60) days following Employee’s separation from service date and such agreement and release not having been revoked by Employee pursuant to any revocation rights afforded by applicable law. Provided these contingencies are satisfied, Company will pay the amount provided for in paragraph 13(a)(v) at the same time as other Company executive employees are paid their bonus and will pay the amount provided for in paragraph 13(a)(vi) ratably over a twelve (12) month period in accordance with the Company’s regular compensation payment practices beginning after Company receives the executed separation agreement and general release.

e.	Company shall have no obligation to make any further payments (salary, bonus or otherwise) or provide any further benefits to Employee except as otherwise provided under the applicable terms of this Agreement or such benefit plans.

f.	Company intends for the foregoing payments either to satisfy the requirements of Section 409A of the Internal Revenue Code, and all applicable guidance promulgated thereunder (together, “Section 409A”) or to be exempt from the application of Section 409A, and Agreement shall be construed and interpreted accordingly. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, or to the extent any provision in this Agreement must be modified to comply with Section 409A, such provision shall be read, or shall be modified, as the case may be, in such a manner so that no payment due to the Employee shall be subject to an “additional tax” within the meaning of Section 409A(a)(l)(B).

If necessary to comply with the restriction in Section 409A(a)(2)(B) of the Code concerning payments to “specified employees,” any payment on account of the Executive’s separation from service that would otherwise be due hereunder within six (6) months after such separation shall be delayed until the first business day of the seventh month following the Termination Date and the first such payment shall include the cumulative amount of any payments (without interest) that would have been paid prior to such date if not for such restriction. Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A. To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to the Employee under this Agreement shall be paid to the Employee on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to the Employee) during any one year may not affect amounts reimbursable or provided in any subsequent year. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Employee by Section 409A or damages for failing to comply with Section 409A.

14.	Inventions and Patents. The Employee acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, and all similar or related information (whether or not patentable) which relate to the actual or reasonably anticipated business, research and development or existing or future products or services of the Company and its affiliates and which are conceived, developed or made by the Employee while employed (“Work Product”) belong to the Company. The Employee shall promptly disclose such Work Product to the Board and, at the Company’s expense, perform all actions reasonably requested by the Board (whether during or after Employee’s employment) to establish and confirm such ownership (including executing any assignments, consents, powers of attorney and other instruments).

15.	Noncompetition.

a.	Employee acknowledges and agrees that the Company is engaged in a highly specialized and competitive business and that by virtue of Employee’s position, and the Company’s confidential information that the Employee has or will receive, the Employee’s engaging in business which is in competition with the Company will cause the Company great and irreparable harm.

b.	Employee further acknowledges that the Company has invested and/or will invest substantial time, effort and finances into helping Employee develop Employee’s relationships with the Company’s customers.

c.	Consequently, Employee covenants and agrees that during Employee’s employment and for a two (2) year period after Employee’s employment with the Company ends, whether voluntarily or involuntarily, Employee will not either directly or indirectly, individually or through any person, firm, corporation or other entity, whether as owner, partner, investor, operator, manager, officer, director, consultant, agent, employee, co-venturer, advisor, representative or otherwise, engage, participate, assist or invest or actively prepare to engage, participate, assist or invest in the pool industry, or any other industries in which the Company has done business during Employee’s employment with the Company or which the Company was actively considering during such period. All references to the Company in this Paragraph 15 include the affiliates of the Company. The restrictions set forth in this Paragraph 15 shall apply to any conduct in North America and any other geographical area in which the Company operates or provides services or is actively preparing to operate or provide services as of the last date of Employee’s employment.

16.	Nonsolicitation.

a.	Employee acknowledges and agrees that during the course of Employee’s employment by the Company, Employee will have access to, come into contact with and become aware of some, most or all of the Company’s Confidential Information, and information pertaining to customers, past, present and prospective, as well as the specific contact information for key personnel at the Company’s customers. Employee further acknowledges and agrees that the disclosure of such Confidential Information, or customer information, absent the Company’s consent, will cause the Company great and irreparable harm.

b.	Employee covenants and agrees that during Employee’s employment and for a two (2) year period after Employee’s employment with the Company ends, whether voluntarily or involuntarily, Employee will not, either directly or indirectly, solicit, attempt to solicit, or accept business nor will Employee assist any other entity, either directly or indirectly, in soliciting or attempting to solicit, or accept business from any customers of the Company, whether an individual or entity, with whom Employee, Company or any employee of the Company, had contact or dealings with on behalf of the Company, at any time during the five (5) year period preceding the termination of Employee’s employment. Employee further covenants and agrees that for a period of two (2) years from the end of Employee’s employment relationship with the Company, whether voluntary or involuntary, Employee will not directly or indirectly, either individually or through any person, firm, corporation or other entity, solicit or attempt to solicit, offer employment to or hire in any capacity, or entice away or in any other manner persuade or attempt to persuade any officer, director, agent, representative or employee of the Company to leave Employee’s/her employment with the Company.

c.	Employee covenants and agrees that during Employee’s employment and for a two (2) year period after Employee’s employment with the Company ends, whether voluntarily or involuntarily, Employee will not make any oral or written statements or publications with respect to the Company that disparages or denigrates the Company.

d.	All references to the Company in this Paragraph 16 include the affiliates of the Company.

17.	Enforcement of Certain Provisions.

a.	Employee acknowledges and agrees that any violation of Paragraphs 9, 15 and 16, including divulgence of confidential information as well as information about the Company’s equipment or processes, to unauthorized persons is sufficient reason for immediate dismissal, which would constitute termination for Cause.

b.	Employee acknowledges and agrees that Employee’s breach of Paragraphs 9, 15 or 16 will result in material, irreparable injury to the Company for which any remedy at law will not be adequate. Moreover, it will not be possible to measure damages for such injuries precisely and, in the event of such a breach or threat of breach, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining Employee from engaging in activities prohibited by this Agreement without the need to post a bond, together with such other relief as may be required to enforce specifically any of the terms of this Agreement. Employee consents to such temporary, preliminary or permanent injunctive relief. Nothing in this Agreement shall be construed as prohibiting the Company from pursuing any other available remedies for breach or threatened breach of this Agreement, including recovery of damages, costs, and attorneys’ fees. Nothing in Paragraph 24, Arbitration, precludes Company from seeking relief from a court of competent jurisdiction as necessary pursuant to the terms of this Paragraph.

c.	If the Company is required to enforce any of its rights under Paragraphs 9, 15 or 16 through legal proceedings, the Employee shall reimburse the Company for all reasonable costs, expenses and counsel fees incurred by the Company in connection with the enforcement of its rights under this Agreement.

d.	Employee acknowledges and agrees that the restrictions contained in Paragraphs 9, 15 and 16 are reasonable in scope and Employee will not raise any issue regarding the reasonableness of Paragraphs 9, 15 and 16 as a defense in any proceeding to enforce Paragraphs 9, 15 and 16 of the Agreement.

e.	If one or more provisions of Paragraphs 9, 15 and 16 of this Agreement are determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, Employee acknowledges and agrees the validity, legality, and enforcement of the remaining provisions of Paragraphs 9, 15 and 16 of the Agreement shall not in any way be affected or impaired. Furthermore, if a court of competent jurisdiction determines that any of the restrictions contained in Paragraphs 9, 15 and 16 of this Agreement are not reasonable, the Company and Employee agree that the court may modify such provisions as the court deems reasonable.

f.	Employee acknowledges and agrees that for a period of two years from Employee’s separation of employment from the Company, Employee will: (i) before accepting an offer of employment, inform such employers of the provisions set forth in Paragraphs 9, 15, 16, and 17 of this Agreement ; and (ii) within two (2) business days of accepting an offer of employment with another employer, notify the Company of the name and address of the new employer and the title of the position accepted.

g.	Employee acknowledges and agrees that the restrictions set forth in Paragraphs 9, 15 and 16 (i) are intended to protect the interest of the Company in its Confidential Information, goodwill and established employee, customer, supplier, consultant and vendor relationships, and agrees that such restrictions are reasonable and appropriate for this purpose; (ii) are an essential inducement to the Company to enter into this Agreement; (iii) shall not impose an undue hardship on Employee and Employee’s ability to earn a livelihood; and (iv) shall not supersede or be superseded by, and shall be read in conjunction with, any non-solicitation, non-competition and confidentiality agreement or other restrictive covenants entered into between the parties to effect the greatest restriction.

18.	Notices. Any notice required or desired to be given under this Agreement shall be deemed given by personal delivery, overnight courier, or by certified or registered mail, postage prepaid, return receipt requested to the addresses set forth below. Notice shall be deemed given immediately if delivered in person or within three days after mailing by certified mail to the following addresses:

Scott Rajeski	Latham Pool Products, Inc.
Attn: Melissa Feck
787 Watervliet Shaker Rd
Latham, NY 12110

With a copy to Latham Investment Holdings, LP

c/o Pamplona Capital Management LLC

375 Park Avenue

17th Floor

New York, NY 10152

Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this paragraph for the giving of notice.

19.	Assignment. Employee acknowledges that Employee’s services are unique and personal and that Employee therefore may not assign or delegate Employee’s rights or duties under this Agreement. This Agreement shall inure to the benefit of and be binding on Company, its successors and assigns, including, without limitation, any entity which is or may become affiliated with or related to Company.

20	Waiver. Failure to insist upon strict compliance with any term or condition of this Agreement shall not be deemed a waiver of such term or condition. The waiver of a breach of any term or condition of this Agreement by any party shall not be deemed to constitute the waiver of any other breach of the same or any other term of condition.

21.	Entire Agreement. This Agreement constitutes the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations, or warranties relating to the subject matter of this Agreement that are not set forth herein; this Agreement supersedes the terms of all other employment or similar agreements entered into by Company or its affiliates and Employee. No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto. Paragraph headings are for convenience only, and are neither a part of this Agreement nor a limitation of the scope of the particular paragraphs to which they refer. This Agreement has no effect on any other agreements already in place between Company and Employee regarding stock options or ownership shares in the Company.

22.	Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York, without reference to conflict of law principles thereof.

23.	Severability. The provisions of this Agreement are severable, and if any provision(s) or any part of any provision(s) is held to be illegal, void or invalid under applicable law, such provision(s) may be changed to the extent reasonably necessary to make the provision(s), as so changed, legal, valid and binding, and to reflect the original intentions of the parties as nearly as possible in accordance with applicable law. This Agreement shall be construed according to its fair meaning and not strictly for or against either party.

24.	Arbitration. With the exception of disputes subject to Paragraph 17(b) above, any dispute between the parties arising out of or related to this Agreement shall be conducted pursuant to the Employment Arbitration Rules of the American Arbitration Association. All arbitration shall be governed by the Federal Arbitration Act and the arbitration decision shall be enforceable in the courts in the State of New York. This obligation to arbitrate shall survive even if this Agreement shall be alleged to be rescinded or terminated. The arbitration hearing shall be convened in Albany, New York and shall take place within six months from the service of the statement of claim unless the hearing cannot fairly and practically be so convened. Depositions may only be taken by mutual agreement of the parties. The parties shall be entitled to engage in document discovery.

25.	Survival. All provisions of this Agreement that are intended to survive its termination, including but not limited to Paragraphs 9, 15, 16 and 17, shall so survive.

26.	Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as signatories.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

Latham Pool Products, Inc.

By:	/s/ Mark Laven
Name: Mark Laven
Title: Chairman

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

Scott Rajeski

By:	/s/ Scott Rajeski